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                                   VOTING AGREEMENT

    VOTING AGREEMENT, dated as of July 14, 1996 (the "Agreement"), among Regis Corporation, a Minnesota corporation ("BUYER"), RGIS Merger Corp., a Delaware corporation ("SUB"), Supercuts, Inc., a Delaware corporation ("COMPANY") and the persons listed on attached Schedule 1 annexed hereto, each with an address at 7201 Metro Blvd., Minneapolis, MN 55439 (such individuals being hereinafter referred to individually as "Stockholder" and collectively as "Stockholders").

    WHEREAS, BUYER, SUB, and COMPANY have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement");

    WHEREAS, initially capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Merger Agreement, a copy of which has been provided to each of the Stockholders;

    WHEREAS, each of the Stockholders is familiar with the terms and conditions of the Merger Agreement and the transactions referred to therein and contemplated thereby ("Transactions");

    WHEREAS, as the date hereof, the Stockholders beneficially (as defined in Rule 13d-3 promulgated under the Exchange Act) own that number of BUYER Shares set forth opposite each Stockholder's respective name on Schedule 1; and

    WHEREAS, as a condition to the willingness of BUYER, SUB and COMPANY to enter into the Merger Agreement, and in order to induce BUYER, SUB and COMPANY to enter into the Merger Agreement,


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BUYER, SUB, and COMPANY have required that each of the Stockholders agree and the Stockholders have agreed to vote, or cause to be voted, all their BUYER Shares in favor of the Merger and the Transactions, upon the terms and subject to the conditions of this Agreement;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                                      ARTICLE 1.

                                  AGREEMENT TO VOTE

         SECTION 1.01.  VOTING AGREEMENT.   Until the Termination Date (as
hereinafter defined), each of the Stockholders agrees with each other Stockholder and with BUYER, SUB and COMPANY that he or she shall vote, or cause to be voted, all of his or her BUYER Shares and any other BUYER Shares that may hereafter be acquired by such stockholder ("BUYER Additional Shares") in favor of the Merger and the Transactions.

         SECTION 1.02.  NO TRANSFER.   Until the Termination Date no
Stockholder shall, except as permitted under Rule 144, transfer any interest in any of his or her BUYER Shares or any BUYER Additional Shares, create, suffer or permit to be created any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on the voting rights of, charges or other encumbrances of any nature whatsoever on or with respect to his or her BUYER Shares or any BUYER Additional Shares, other than those arising under the Securities Act and any

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applicable state securities or "Blue Sky" laws, and, except as provided in this
Agreement, such Stockholder will not appoint or grant any proxy with respect to his or her BUYER Shares or any BUYER Additional Shares.


                                      ARTICLE 2.

                  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

         Each of the Stockholders hereby represents and warrants to the other Stockholders and to each of BUYER, SUB and COMPANY as follows:

         SECTION 2.01.  AUTHORITY RELATIVE TO THIS AGREEMENT.   He or she has
all necessary power and authority to execute and deliver this Agreement to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder, constitutes a legal, valid and binding obligation of Stockholder, enforceable against him or her in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 2.02.  NO CONFLICT.   (a) The execution and delivery of this
Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not (i) require any consent, approval, authorization or permit of, or

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filing with or notification to any governmental or regulatory authority, domestic or foreign, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Stockholder or by which any property or asset of the Stockholder is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on any property or asset of the Stockholder or BUYER or pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation ("Obligations") to which such Stockholder or BUYER is a party or by which the Stockholder, BUYER or any property or asset of the Stockholder or BUYER is bound or affected.

         (b)  Notwithstanding the representations and warranties contained in
Section 2.02(iii) above, the Stockholders make none of the representations or warranties contained therein with respect to BUYER or with respect to any obligations, property or assets of BUYER.

         SECTION 2.03.  TITLE TO THE SHARES.     As of the date hereof, the
Stockholder has sole voting authority with respect to the BUYER Shares which are all the shares of BUYER Common Stock owned, either of record or beneficially, by such Stockholder. The Stockholder owns all interests in his or her BUYER Shares free and clear of all options, rights of first refusal,

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limitations on the Stockholder's voting rights, (other than those arising under the Securities Act, and any applicable state securities or "blue sky" laws), and, the Stockholder has not appointed or granted any proxy which is still effective, with respect to the BUYER Shares and, until the Effective Time shall take all actions necessary to retain ownership of the BUYER Shares and to preserve his rights to comply with Section 1.01.


                                      ARTICLE 3.

                               [INTENTIONALLY OMITTED]



                                      ARTICLE 4.

                                    MISCELLANEOUS

         SECTION 4.01. FURTHER ASSURANCES. The parties will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to carry out the intentions of this Agreement.

         SECTION 4.02.  SPECIFIC PERFORMANCE.    The parties hereto agree that
irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 4.03.  ENTIRE AGREEMENT.   This Agreement constitutes the
entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior

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agreements and understandings, both written and oral, between or among them with respect to the subject matter hereof.

         SECTION 4.04.  ASSIGNMENT; PARTIES IN INTEREST.

         (a) This Agreement shall not be assigned by operation of law or otherwise except that COMPANY may assign all or any of their rights and obligations hereunder to any affiliate of COMPANY.

         (b) This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION. 4.05. AMENDMENT; WAIVER. This Agreement may not be amended and no term or condition hereof may be waived except by an instrument in writing executed by the parties hereto.

         SECTION 4.06. SEVERABILITY. If a court of competent jurisdiction shall finally determine that any provision of this Agreement is invalid, illegal or unenforceable, then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and such court shall modify such invalid, illegal or unenforceable provision to the minimum extent necessary to make same valid, legal and enforceable.

         SECTION 4.07. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered in person, by telecopy, expedited delivery

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service (such as Federal Express) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         if to BUYER or SUB:

              Regis Corporation
              7201 Metro Blvd.
              Minneapolis, MN 55439
              Attention:  President

         with a copy to:

              Bert M. Gross, Esq.
              Phillip & Gross, P.A.
              5420 Norwest Center
              90 South Seventh Street
              Minneapolis, MN  55402

         if to any one or more of the Stockholders:

              Myron Kunin
              Regis Corporation
              7201 Metro Blvd.
              Minneapolis, MN  55439
              Attention:  President

         with a copy to:

              Bert M. Gross, Esq.
              Phillip & Gross, P.A.
              500 Norwest Center
              90 South Seventh Street
              Minneapolis, MN  55402

         if to COMPANY:

              Supercuts, Inc.
              550 California Street
              San Francisco, CA  94104
              Attention:  President

         with a copy to:

              Willkie Farr & Gallagher
              153 East 53rd Street
              New York, New York  10022
              Attn.: Jack H. Nusbaum, Esq.

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         Such notice shall be effective on the day following receipt of delivery in person, by verified telecopy or by expedited delivery service and shall be effective four days after mailing in accordance the foregoing. The person to whom notice is to be given, and any address, may be changed from time to time in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                                  [INTENTIONALLY LEFT BLANK]

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         SECTION 4.08   JURY TRIAL WAIVER.  All parties hereto hereby waive
trial by jury in any action, counterclaim or proceeding of any kind arising under or out of or in connection with this Agreement, the negotiations leading thereto, the inducements to the parties to enter into this Agreement and to the transactions it contemplates.

         SECTION 4.09. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with the laws of the State of Minnesota applicable to contracts executed in and to be performed in that State.

         SECTION 4.10. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

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         SECTION 4.11.  TERMINATION.   This Agreement shall terminate on the
first to occur of (a) the termination of the Merger Agreement in accordance with
Section 7.1 thereof; (b) the closing of the Merger Agreement and the consummation of the Transactions; or (c) one year from the date hereof (the "Termination Date"). In the event of the termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of BUYER, SUB or COMPANY or each of the Stockholders under this Agreement, except with regard to any breach of this Agreement prior to such termination.

         SECTION 4.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, each of BUYER, SUB or COMPANY has caused this Agreement to be executed by its officer thereunto duly authorized and each of the Stockholders has duly executed this Agreement as of the date first writ above.


                        BUYER

                        By:  /s/ Paul Finkelstein
                             --------------------------------------------
                                  Name: Paul Finkelstein
                                  Title: Pres.

                        SUB

                        By:  /s/ Paul Finkelstein
                             --------------------------------------------
                                  Name:
                                  Title: Pres.

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                        COMPANY

                        By:      /s/ Thomas L. Gregory
                             --------------------------------------------
                                  Name: Thomas L. Gregory
                                  Title: Chairman


                        [Stockholders]

                                  /s/ Myron Kunin
                        -------------------------------------------------

                        -------------------------------------------------

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                                      SCHEDULE 1


BUYER Stockholder                           Number of BUYER Shares
- -----------------                           ----------------------
Myron Kunin                                 Approximately 6,000,000


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